EXHIBIT 4.2

Execution Version

SUPPLEMENTAL INDENTURE

Supplemental Indenture (this “Supplemental Indenture”), dated as of January 8, 2014, among Darling National LLC, a Delaware limited liability company, Darling Northstar LLC, a Delaware limited liability company, Darling Global Holdings Inc., a Delaware corporation, Griffin Industries LLC, a Kentucky limited liability company, Craig Protein Division, Inc., a Georgia corporation, Darling AWS LLC, a Delaware limited liability company, Terra Holding Company, a Delaware corporation, Terra Renewal Services, Inc., an Arkansas corporation and E.V. Acquisition, Inc., an Arkansas corporation (each, a “Guaranteeing Subsidiary”), each a Restricted Subsidiary of Darling International Inc., a Delaware corporation (the “Company”), Darling Escrow Corporation, a Delaware corporation (the “Issuer”), the Company and U.S. Bank National Association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Issuer has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of January 2, 2014, providing for the issuance of an unlimited aggregate principal amount of its 5.375% Senior Notes due 2022 (the “Notes”);

WHEREAS, in connection with the Vion Acquisition, the Issuer and the Company entered into an Agreement and Plan of Merger, dated as of the date hereof, pursuant to which, upon completion of the Vion Acquisition on the date hereof, the Issuer will merge (the “Merger”) with and into the Company, with the Company continuing as the surviving corporation and succeeding, insofar as permitted by law, to all rights, assets, liabilities and obligations of the Issuer;

WHEREAS, Section 9.01(a) of the Indenture provides that the Issuer, the Subsidiary Guarantors and the Trustee may amend or supplement the Indenture without the consent of any Holder of Notes to provide for the assumption of a successor entity of the obligations of the Issuer under the Indenture and to add Guarantees with respect to the Notes.

WHEREAS, Section 5.01(a) of the Indenture requires, among other things, that any successor to the Issuer shall expressly assume by supplemental indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, all the obligations of the Issuer under the Notes and the Indenture and Section 10.03 of the Indenture further provides that a Subsidiary Guarantor shall execute and deliver to the Trustee a supplemental indenture substantially in the form of Exhibit C to the Indenture, pursuant to which such Subsidiary Guarantor shall unconditionally Guarantee all of the Obligations of the Issuer (as defined in the Indenture) under the Notes and the Indenture; and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Capitalized Terms. Capitalized terms used herein and in the recitals hereto without definition shall have the meanings assigned to them in the Indenture.

2. Effective Time of Supplemental Indenture. This Supplemental Indenture shall become effective only upon the effectiveness of the Merger.

3. Assumption of Obligations of the Issuer. The Company hereby expressly assumes all of the obligations of the Issuer under the Notes and the Indenture. The Company shall succeed to, and be substituted for, the Issuer under the Indenture and the Notes with the same effect as if the Company had been named as the Issuer in the Indenture and the Notes, all as provided in the Indenture.

4. Subsidiary Guarantor. Each Guaranteeing Subsidiary hereby agrees to be a Subsidiary Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Subsidiary Guarantors, including Article 10 thereof. Each Guaranteeing Subsidiary confirms that its Subsidiary Guarantee shall apply to the Company’s obligations in respect of the Indenture and the Notes.

5. Releases. The Subsidiary Guarantee of any Guaranteeing Subsidiary shall be unconditionally released and discharged as provided in Section 10.06 of the Indenture.

6. No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member or stockholder of the Company, the Issuer or any Guaranteeing Subsidiary shall have any liability for any obligations of the Company, the Issuer or the Subsidiary Guarantors (including any such Guaranteeing Subsidiary) under the Notes, any Subsidiary Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

7. Governing Law. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

8. Waiver of Jury Trial. THE COMPANY, THE ISSUER, EACH GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. Delivery of an executed counterparty by facsimile or other electronic means (including “.pdf” and “.tif” format) shall constitute delivery of an executed original.

10. Headings. The headings of the Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

11. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company, the Issuer and each Guaranteeing Subsidiary.

12. Benefits Acknowledged. Each Guaranteeing Subsidiary’s Subsidiary Guarantee is subject to the terms and conditions set forth in the Indenture. Each Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to its Subsidiary Guarantee are knowingly made in contemplation of such benefits.

13. Successors. All agreements of the Company, the Issuer and each Guaranteeing Subsidiary in this Supplemental Indenture shall bind their respective successors, except as otherwise provided in Section 10.06 of the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

DARLING ESCROW CORPORATION

By:	/s/ Brad Phillips
	Name:	Brad Phillips
	Title:	Treasurer

DARLING INTERNATIONAL INC.

By:	/s/ Brad Phillips
	Name:	Brad Phillips
	Title:	Treasurer

CRAIG PROTEIN DIVISION, INC.
DARLING AWS LLC DARLING NATIONAL LLC
DARLING NORTHSTAR LLC
DARLING GLOBAL HOLDINGS INC.
EV ACQUISITION, INC.
GRIFFIN INDUSTRIES LLC
TERRA HOLDING COMPANY
TERRA RENEWAL SERVICES, INC.

By:	/s/ Brad Phillips
	Name:	Brad Phillips
	Title:	Vice President and Treasurer of each Guaranteeing Subsidiary

Signature page to the Supplemental Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Raymond S. Haverstock
	Name:	Raymond S. Haverstock
	Title:	Vice President

Signature page to the Supplemental Indenture